December 6, 1995

     SUPPLEMENT TO PROSPECTUS DATED OCTOBER 13, 1995

Effective December 6, 1995, the following sentence is hereby substituted for the first sentence of the second paragraph of the section entitled "DETERMINATION OF THE CERTIFICATE INTEREST RATE" located on page 25 of the prospectus:

     On the effective date of this supplement, the CIR is 7.00% on Five-Year and 7.75% on the Ten-Year Subordinated Capital Investment Certificates; 7.00% on Five-Year, and 7.75% on Ten-Year Subordinated Monthly Income Capital Investment Certificates; and 6.00% on Demand Loan Certificates.